SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Starbucks Corporation

(Name of Registrant as Specified in Its Charter)

Strategic Organizing Center

Service Employees International Union

Mary Kay Henry

Ahmer Qadeer

Michael Zucker

Maria Echaveste

Joshua Gotbaum

Wilma B. Liebman

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

The following contains statements by the Strategic Organizing Center that, from time to time, will be advertised on search engines and social media platforms that will direct viewers to its website, www.BrewABetterStarbucks.com. In some cases, references to “Starbucks” in these statements may be replaced with “SBUX.”

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SBUX Shareholders | Protect Your Investment | Vote for Improved Oversight

The Board’s failed human capital management strategy has exposed SBUX to unnecessary risk. Protect your investment by voting for the SOC’s nominees TODAY.

www.BrewABetterStarbucks.com

Starbucks shareholders: Protect your investment TODAY.

Learn how SOC nominees can help improve oversight and safeguard the best interests of all SBUX stakeholders.

Learn How to Vote (https://www.brewabetterstarbucks.com/vote-blue)

SBUX is a Company in Crisis | Change is Needed NOW | Vote for Improved Oversight

We believe the Board has failed to responsibly oversee SBUX’s human capital strategy. Learn more about the SOC’s campaign for improved oversight at SBUX.

www.BrewABetterStarbucks.com

Starbucks is a company in crisis. The Board’s ineffective oversight of the Company’s human capital strategy is exposing the business to significant risk.

Starbucks is a company in crisis. Learn why board change is needed to fix Starbucks’ broken approach to labor issues.

Learn more (www.BrewABetterStarbucks.com)

Change is Needed NOW at SBUX | Third-Party Experts Agree | Read More

SBUX’s broken approach to labor issues is exposing its shareholders to significant risk. Read what independent third-party experts have to say.

https://www.brewabetterstarbucks.com/third-party-perspectives

Starbucks shareholders: The Board’s ineffective oversight of the Company’s human capital strategy is exposing the business to significant risk.

Read what independent third parties have to say about Starbucks’ broken approach to labor issues.

Read More (https://www.brewabetterstarbucks.com/third-party-perspectives)

Starbucks shareholders: You can help bring fresh perspectives and labor relations expertise to the boardroom.

Vote your shares for the SOC’s nominees TODAY by calling (877) 285-5990.

How to Vote (https://www.brewabetterstarbucks.com/vote-blue)